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                                                                    Exhibit 10.5


                              SETTLEMENT AGREEMENT

            THIS SETTLEMENT AGREEMENT (this "AGREEMENT") is made as of the 23rd day of January, 2002, by and among Raytheon Company, a company incorporated under the laws of the state of Delaware ("RAYTHEON"), Raytheon Engineers & Constructors International, Inc., a company incorporated under the laws of the state of Delaware ("RECI," and, together with Raytheon and its wholly-owned or controlled subsidiaries and affiliates, the "RAYTHEON PARTIES"), Washington Group International, Inc., a company incorporated under the laws of the state of Delaware, a Debtor in the Bankruptcy Case (as defined below), and effective on the date hereof, Reorganized WGI (collectively, "WGI"), Washington Group International, Inc., a company incorporated under the laws of the state of Ohio, both as a Debtor and reorganized (collectively, "WGI OHIO," and together with WGI, and its wholly-owned or controlled subsidiaries and affiliates, and including the Reorganized Debtors, the "WGI PARTIES") and the Official Unsecured Creditors' Committee, for so long as it is constituted and acting in the Bankruptcy Case (each of the Raytheon Parties, the WGI Parties and the Committee being referred to as a "PARTY" and collectively as "PARTIES"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in APPENDIX I to this Agreement.

            WHEREAS, WGI and certain other WGI Parties commenced cases under Chapter 11 of the Bankruptcy Code on May 14, 2001 (the "BANKRUPTCY CASE"); and

            WHEREAS, Raytheon, RECI and WGI are parties to a Stock Purchase Agreement by and among Raytheon, RECI and WGI (f/k/a Morrison Knudsen Corporation), dated as of April 14, 2000 (the "STOCK PURCHASE AGREEMENT"); and

            WHEREAS, pursuant to certain orders of this Court, the Stock Purchase Agreement and the various agreements executed and delivered pursuant thereto, other than the Disaffiliation Tax Sharing Agreement, have been rejected under section 365 of the Bankruptcy Code; and

            WHEREAS, in connection with the Bankruptcy Case there are various claims against one or more of the Debtors, as the term "claim" is defined in section 101(5) of the Bankruptcy Code (the "ESTATE CLAIMS"); and

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            WHEREAS, Raytheon and certain other Raytheon Parties have
provided surety bonds, letters of credit, guarantees, or similar credit support arrangements, including substitutions thereof or replacements therefor (each a "SUPPORT AGREEMENT" and collectively the "SUPPORT AGREEMENTS") in favor of third parties for the benefit of certain of the companies transferred by RECI pursuant to the Stock Purchase Agreement; and

            WHEREAS, various pending and potential disputes, claims, controversies, adversary proceedings, and lawsuits by and among the Debtors, the Non-Debtor Subsidiaries, and certain Raytheon Parties in the Bankruptcy Case, and in other jurisdictions, have arisen or could potentially arise from or in connection with the negotiation, disclosures, omissions, execution and delivery, performance or non-performance of the Stock Purchase Agreement, the Support Agreements, and the transactions and agreements that are the subject thereof or are contemplated thereby (but expressly excluding the Excluded Matters) (collectively, the "RAYTHEON DISPUTES"); and

            WHEREAS, on the date hereof, the Debtor WGI, as a debtor-in-possession in the Bankruptcy Case, is becoming Reorganized WGI, and in this capacity has been duly authorized to enter into this Agreement under the Plan and Confirmation Order; and

            WHEREAS, the Parties hereto now desire to resolve all Raytheon Disputes and the objection of certain Raytheon Parties to the Plan on the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, for and in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    RAYTHEON ASSERTED CLAIMS

            Section 1.1 ALLOWANCE AND DISCHARGE IN FULL. Under the Plan, the Raytheon Asserted Claims shall be allowed as filed (without prejudice to Estate Claims filed by other creditors) and shall be discharged in their entirety. The Raytheon Parties, however, hereby waive and release to the Estates any distribution under the Plan on account of the Raytheon Asserted Claims.


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            Section 1.2 RETENTION OF RIGHTS BY RAYTHEON. Notwithstanding
Section 1.1, the following claims and rights of the Raytheon Parties are specifically acknowledged, preserved, and not discharged under the Plan or pursuant to the Confirmation Order:

            (a) Administrative Claims under section 503 of the Bankruptcy Code (net of post-petition claims for goods and services provided pre-Effective Date by the Debtors to the Raytheon Parties) to the extent agreed upon by the Raytheon Parties, the Debtors and the Committee, or as allowed by the Bankruptcy Court;

            (b) Rights of contribution, reimbursement and subrogation against any of the WGI Parties under outstanding Support Agreements with respect to assumed projects (and the Hudson-Bergen project) or contracts (collectively, and including the Hudson-Bergen project, the "Assumed Projects," it being understood that the Assumed Projects do not include those contracts being assumed in connection with the Ilijan Project Completion Agreements or being assumed and assigned in connection with the Ilijan or Red Oak Project Completion Agreements, or that will be governed by any of such agreements);

            (c) Rights under the Disaffiliation Tax Sharing Agreement, which WGI has assumed under the Plan;

            (d) Rights arising or expressly reserved pursuant to this Agreement or the specific agreements described in and entered into in connection with, or contemplated by, this Agreement; and

            (e) Rights arising under the other agreements listed on Schedules A1 or A2 to the form of Mutual Release attached to this Agreement as Exhibit A.

            Section 1.3 ASSIGNED CLAIMS. The Assigned Claims as defined and described in APPENDIX I attached to this Agreement are not released, settled or affected by this Agreement, and Raytheon may receive distributions as the holder of a Class 7 Claim under the Plan with respect thereto. The Debtors and the Committee reserve all rights to object to the Assigned Claims.

            Section 1.4 EVIDENTIARY IMPACT. Nothing with respect to the allowance or treatment of Raytheon's proofs of claim shall have res judicata or collateral estoppel effect or be admissible in evidence, in each case with respect to the rights of any third party, including but not limited to Mitsubishi (as defined in Section 2.2 below), against, by or with respect to, Raytheon or with respect to the

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rights of Raytheon against, by or with respect to any third party, including
Mitsubishi.

2.    RAYTHEON SUBROGATION CLAIMS

            Section 2.1 RAYTHEON PARTIES' RIGHTS IN RESPECT OF SUPPORT AGREEMENTS. The Confirmation Order provides, and the WGI Parties and the Committee agree, that the discharge, release, and injunction provisions contained in this Agreement do not affect the claims and rights of the Raytheon Parties against or relating to third parties (but not the Debtors as to pre-petition matters) as to any suretyship, subrogation, or other rights in respect of any Support Agreement. Notwithstanding the foregoing, the Raytheon Parties shall not receive or retain any distribution under the Plan on account of subrogation to, or based upon an assignment of, a Class 7 Claim, and the Raytheon Parties hereby waive and release any distributions under the Plan on account of the claims and rights of the Raytheon Parties, whether known or unknown, based upon suretyship, subrogation, reimbursement, contribution, or indemnity, except, in both cases, as provided in Sections
1.3 above or 2.2 below.

            Section 2.2 RIGHTS UNDER SECTION 509 OF BANKRUPTCY CODE. The rights, if any, of the Raytheon Parties under section 509 of the Bankruptcy Code to be subrogated to rights of Mitsubishi Corporation, Mitsubishi Heavy Industries of America, Inc., Mitsubishi Heavy Industries Ltd., or their affiliates or subsidiaries (collectively, "MITSUBISHI") in respect of payments made by the Raytheon Parties to Mitsubishi under a Support Agreement are hereby preserved; PROVIDED, HOWEVER, that (a) the amount of Mitsubishi's Estate Claim as to which the Raytheon Parties may be subrogated shall not exceed or expand the amount of $217.5 million (the "MITSUBISHI ALLOWED CLAIM"), (b) if any portion of the Mitsubishi Allowed Claim becomes an Assigned Claim, the amount of such Assigned Claim shall be limited to $100 million, (c) the aggregate amount of Raytheon's subrogation rights with respect to the Mitsubishi Allowed Claim, plus other amounts with respect to which distributions under the Plan are made to Mitsubishi, shall not exceed in the aggregate the Mitsubishi Allowed Claim (with any allocation to be as may be agreed by Raytheon and Mitsubishi or, failing such agreement, as the Bankruptcy Court may determine), and (d) the amount, extent and nature of the Raytheon Parties' rights under section 509 of the Bankruptcy Code shall be as agreed among Mitsubishi, Raytheon, the Committee and the Debtors, or failing such agreement, as the Bankruptcy Court may determine.

3.    FUTURE OBLIGATIONS UNDER ASSUMED PROJECTS SUPPORT AGREEMENTS.

            Section 3.1 RIGHTS OF RAYTHEON PARTIES. The WGI Parties agree to take, and to cause their subsidiaries and affiliates to take, reasonable and necessary actions to protect the Raytheon Parties against possible future exposure under the

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Support Agreements relating to Assumed Projects (the "Assumed Projects
Support Agreements"). The Raytheon Parties shall have, and are hereby granted, rights of contribution, reimbursement and subrogation against the WGI Parties under outstanding Assumed Projects Support Agreements, and all such rights are hereby expressly acknowledged and recognized and have been so acknowledged and recognized under the Plan and the Confirmation Order.

            Section 3.2 JOINT AND SEVERAL OBLIGATION; STANDBY LETTER OF CREDIT. Each of the WGI Parties (excluding WILLC), jointly and severally, hereby agrees to pay and satisfy their obligations to each of the Raytheon Parties for any and all obligations, payments or liabilities of such Raytheon Party under any of the Assumed Projects Support Agreements. Each of the Assumed Projects Support Agreements, and all obligations arising thereunder shall be, and hereby are agreed to constitute, the joint and several obligation of each of the Reorganized Debtors (excluding WILLC) and the obligations thereunder will be supported by an irrevocable standby letter of credit to be provided by, and for the account of, the Debtors for the benefit of the Raytheon Parties in the maximum drawing amount of $10,000,000 (the "RAYTHEON LOC," the form of which is attached hereto as EXHIBIT B). The Raytheon LOC will cover first dollar exposure for the Assumed Projects Support Agreements, be drawable in accordance with the terms set forth on EXHIBIT C hereto and remain in place and available for so long as, but only to the extent that, any obligation under any Assumed Projects Support Agreement is in effect.

4.    PENDING LITIGATION

            Section 4.1 SUSPENSION AND DISMISSAL WITH PREJUDICE. All pending litigation pursued by one or more of the Parties against one or more of the other Parties was suspended on November 8, 2001, and will be dismissed with prejudice on the Effective Date. Such litigation includes (a) the Raytheon Actions (including the Idaho Litigation, the purchase price adjustment process and the American Arbitration Association arbitration matter), and (b) the Debtors' pending fraudulent transfer adversary proceeding in the Bankruptcy Case.

            Section 4.2 CERTAIN RAYTHEON ACTIONS. The applicable Raytheon Parties and WGI Parties agree jointly to withdraw, on or before the Effective Date, the American Arbitration Association arbitration demand and any related filings and dismiss those aspects of the Raytheon Actions, without any further consideration except for the exchange of mutual releases, and each such Party agrees to bear its own costs in connection with the foregoing.


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            Section 4.3 INDEPENDENT ACCOUNTING FIRM. The Independent
Accounting Firm appointed by the court in the Raytheon Actions has been instructed by WGI and Raytheon to stop work in connection with the purchase price adjustment, and Raytheon and WGI agree to share equally the costs for the Independent Accounting Firm through the cessation of work and each such Party to bear its own costs.

5.    PROJECT SERVICES

            Section 5.1 ASSUMED PROJECTS. (a) The WGI Parties agree to provide the Raytheon Parties with (i) on a commercially reasonable efforts basis, monthly project reports on each Assumed Project to the extent provided to owners and other clients with respect to such Assumed Project, (ii) copies of information actually provided to surety companies or WGI Parties' lenders, and (iii) other mutually-agreed information (except to the extent the provision of the items set forth in (i), (ii) and (iii) is limited by contract or government regulation, in which event the WGI Parties and the Raytheon Parties shall use commercially reasonable efforts to attempt to satisfy any such limitation in order to enable the Raytheon Parties to obtain such information). All information provided by the WGI Parties under this
Section 5.1 shall be subject to the confidentiality provisions set forth in
Section 7.4.

            (b) In the event that any of the WGI Parties or Raytheon Parties learns of a threatened or pending claim against an Assumed Projects Support Agreement, WGI shall promptly notify Raytheon (if a WGI Party learns of it) and Raytheon shall promptly notify WGI (if a Raytheon Party learns of it) and WGI agrees to provide Raytheon with reasonable access to the WGI Parties' books, records and personnel on the same basis as provided elsewhere in this
Section 5 and Section 8.13.

            Section 5.2 PROJECTS WITH EXISTING SEPARATE AGREEMENTS. For the Sithe Fore River, Sithe Mystic, Red Oak, Puerto Plata, and Ilijan projects (collectively, the "SEPARATE PROJECTS"), any services to be provided by the WGI Parties shall be in accordance with the Separate Agreements, which already have been agreed to.

            Section 5.3 SERVICES AGREEMENT FOR CERTAIN PROJECTS. The Saltend, Damhead, Jindal, Posven, Ratchaburi, Tallahassee, Acme, Ezhou, Egypt Electric, UCH and NACIC projects, together with any and all other projects or contracts (but excluding the Separate Projects) rejected by any of the WGI Parties with respect to which any Raytheon Party has provided a Support Agreement where there may need to be further physical work or other routine project closeout activities, and the Clear Alaska project, shall be the subject of the Services Agreement.

            Section 5.4 THIRD PARTY LITIGATION AND CLAIMS SUPPORT FOR ALL

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PROJECTS/CONTRACTS WITH RESPECT TO WHICH PROJECT CLAIMS AGAINST RAYTHEON ARE
THREATENED OR ASSERTED.

            (a) APPLICATION. The Services Agreement shall govern the provision of litigation and claim-related support that falls within the scope of Completion Services. The Separate Agreements shall govern the provision of litigation and claim-related support that falls within the scope of services required to be provided pursuant to the Separate Agreements. Except to the extent governed by the Services Agreement or Separate Agreements as described above, this Section 5.4 shall describe, and shall apply to, litigation and claims (collectively, the "PROJECT CLAIMS") that fall within one or more of the following categories: (i) litigation or claims that relate to any contract or project rejected by any of the Debtors in the Bankruptcy Case pursuant to section 365 or 1123(b)(2) of the Bankruptcy Code (the "REJECTED PROJECTS"); (ii) litigation or claims that relate to projects or contracts neither rejected nor assumed by any WGI Party in the Bankruptcy Case and where such litigation or claims are asserted against any Raytheon Party or under or with respect to a Support Agreement; (iii) litigation or claims that involve an Assumed Project as to which any WGI Party has breached and failed to cure its payment or reimbursement obligations relating to the applicable Support Agreement relating to such Assumed Project as required under Sections 3.1, 3.2 or 6.1(b) (a "BREACHED ASSUMED PROJECT"); or (iv) litigation or claims that involve an Assumed Project as to which a claim is asserted against a Raytheon Party, whether or not such claim is asserted under or with respect to a Support Agreement or any of the contracts relating to such Assumed Project assumed by the WGI Parties.

            (b) GENERAL ASSISTANCE. (i) At Raytheon's request, the WGI Parties shall provide the Raytheon Parties with support in asserting or defending actual or threatened Project Claims or litigation or proceedings (including arbitration) in any forum in which any Project Claim is being asserted, defended, or resolved (collectively, the "PROJECT CLAIMS LITIGATION") involving third parties arising (A) under any contract relating to a Rejected Project, or (B) in respect of (I) Project Claims also asserted or threatened to be asserted against any of the Raytheon Parties or under or with respect to a Support Agreement, or (II) in connection with a Breached Assumed Project, claims asserted or threatened against any of the Raytheon Parties or under or with respect to a Support Agreement (the matters described in the foregoing paragraphs (A) and (B) are collectively referred to as "PROJECT CLAIM MATTERS"). The WGI Parties agree that they will diligently and in good faith provide documentation, information, access, and access to (but not use of) personnel reasonably requested by the Raytheon Parties in connection with any Project Claim Matters, which information, documentation and access also shall be

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available to the Committee.

                  (ii) Without in any way limiting the generality of the foregoing, it shall be deemed reasonable for Raytheon to request to meet with witnesses who are WGI Party personnel in advance of any testimony they may be asked or required to give at a deposition or hearing of any sort and to have them travel to the location of any hearing; provided that WGI Party personnel shall not be required to provide any in-country support or services in Pakistan or any other foreign country in connection with any project unless
(A) WGI is reasonably satisfied regarding safety and security in Pakistan or such other foreign country and (B) in the case of Pakistan only, WGI is satisfied in its sole and absolute discretion regarding its exposure to legal liability to judgments or other legal process. In the event that WGI is not reasonably satisfied regarding safety or security in Pakistan or such other foreign country, WGI shall notify Raytheon of such concerns and the WGI Parties and the Raytheon Parties shall meet to discuss such concerns and, acting in good faith, to enter into alternative arrangements.

                  (iii) Each of the WGI Parties hereby represents and warrants that, other than in connection with settlements with Raytheon or Mitsubishi or other settlements presented to and approved by the Bankruptcy Court (after notice to Raytheon and the Committee), since November 8, 2001 to the date of this Agreement, the WGI Parties have not compromised or settled any Estate Claim, Project Claim, or Project Claim Litigation involving a matter referred to in this Section 5.4 without obtaining, in addition to any other required consent, the consent of Raytheon and the Committee.

                  (iv) Except in the case of a Breached Assumed Project, Raytheon agrees to compensate the WGI Parties for the support provided pursuant to this paragraph (b) on the same basis of Allowable Costs plus a 7.5% fee, as provided in the Services Agreement with respect to Completion Services.

            (c) NOTICE. If any of the WGI Parties receives any writing in which a claim is asserted or threatened against any of the WGI Parties either
(i) in connection with any project with respect to which a Support Agreement exists or (ii) with respect to which any of the Raytheon Parties is alleged to have, or any WGI Party has a reasonable basis for knowing such Raytheon Party has, financial exposure based upon the existence or terms of a Support Agreement or any other agreement or legal theory ("POSSIBLE PROJECT CLAIM"), the WGI Parties agree to provide Raytheon with prompt notice of the claim. If a claim is asserted or threatened against any of the WGI Parties that constitutes or relates to a Possible Project Claim or an Estate Claim, WGI agrees to provide the Committee with prompt notice of such claim.

            (d)   ADDITIONAL OBLIGATIONS.  In addition to the general assistance

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obligations under paragraph (b) above and the notice obligations under paragraph (c) above:

                  (i) with respect to (A) a Rejected Project Claim, (B) any Project Claim Matter (other than a Rejected Project Claim) or any Possible Project Claim or Project Claim Litigation, in each case as to which both WGI and the Committee indicate that they do not have a material interest, or (C) a claim arising in connection with a Breached Assumed Project (collectively, "RAYTHEON CONTROLLABLE CLAIMS"), then in each such case, upon Raytheon's written request, the applicable WGI Parties and the Committee agree to permit Raytheon or the applicable Raytheon Party to direct the response to the claim and any related litigation, including without limitation, asserting counterclaims including those that preserve the WGI Parties' recoupment or set-off rights, control the process and receive any resulting proceeds (subject to the provisions of Section 5.5(b) below), provided that, in the case of Raytheon Controllable Claims of the types described in paragraphs (A) or (B) above, Raytheon pays all of the defense and other litigation costs in connection therewith.

                  (ii) To the extent that Raytheon requests any of the WGI Parties or the Committee, as applicable, to pursue any Rejected Project Claim or any other affirmative claim of a WGI Party relating to a Project Claim in one or more of the WGI Parties' own name, and the relevant WGI Parties reasonably determine that the pursuit of such matter in its own name would have a material adverse impact on an existing or potential customer, supplier, subcontractor or other material business relationship, then, subject to the following proviso, the WGI Parties shall not be required to pursue such claim in their own name, but will assign such claim to Raytheon or RECI or their designees; PROVIDED THAT (I) such an assignment would be legally effective and (II) Raytheon determines that the assignment of such claim or the failure of the WGI Parties to pursue the claim in their own name will not adversely affect the pursuit of such claim or other matter related in any way to that claim, including the defense of any claims or counterclaims relating to the same project or expose any Raytheon Party to liabilities or damages for which it is not otherwise exposed or liable. In the event of any such assignment, the WGI Parties will provide documentation, information, access and access to, and use of, personnel reasonably requested by Raytheon to provide claim analysis and investigation and other background support, and Raytheon otherwise will have the claim and litigation support provided under this Agreement. In the event that any claim is not assigned due to a failure to meet either of the conditions in the proviso in the second preceding sentence, the relevant WGI Parties will pursue the applicable matter in their own name, but, in the event that the condition referred to in subclause II of such proviso is not met, the Raytheon Parties and WGI Parties will use commercially

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reasonable efforts to structure such pursuit in a manner that mitigates to the extent reasonably possible any material adverse effect on the WGI Parties' business relationships while not adversely affecting the pursuit or defense of such claim.

                  (iii) For any Project Claim Matters not addressed in
Section 5.4(d)(i) or in the event that Raytheon makes a reasonable determination that any Raytheon Party is or may be exposed to liability under a Support Agreement or any other agreement or legal theory related to a Project Claim Matter that is not a Raytheon Controllable Claim (collectively, "JOINT DEFENSE CLAIMS"), upon Raytheon's reasonable request, the applicable WGI Parties, and, if the exposure is related to an existing Estate Claim or may give rise to an Estate Claim, the Committee, and Raytheon shall enter into mutual defense arrangements, to be agreed upon in good faith. Those arrangements shall be appropriate under the circumstances of the particular Joint Defense Claim and, to the extent appropriate, each of the affected Parties will agree to (A) provide each other with all pleadings and notices in connection with such Joint Defense Claim, (B) provide each other with access to all relevant or related records and documents, (C) recognize the joint defense and common interest privilege between the affected Parties and their affiliates, (D) confer with each other prior to filing dispositive pleadings, making offers to settle or other major events, and (E) allow each other privileged access to relevant defense counsel. The WGI Parties and the Committee also acknowledge the right of Raytheon or another applicable Raytheon Party to intervene in its own name. In the event that any such Joint Defense Claim thereafter becomes a Raytheon Controllable Claim, the provisions of Section 5.4(d)(i) shall apply.

                  (iv) Upon Raytheon's reasonable request, the WGI Parties and the Committee agree to cooperate with Raytheon and provide reasonable cooperation and support to Raytheon in responding to the Project Claims, Project Claim Litigation, Project Claim Matters, and Possible Project Claims to assist the Raytheon Parties in mitigating any exposure and risk they may have; PROVIDED, HOWEVER, in no event shall any WGI Party or the Committee be required to provide legal services to Raytheon. Raytheon shall be permitted to use counsel previously involved in the matter, and all Parties agree to waive any conflict.

            (e) COSTS, BUDGETING, ETC. With respect to any provision of
Section 5.4(d) that provides that the WGI Parties will provide services, except with respect to a Breached Support Agreement, Raytheon will reimburse or otherwise be responsible for the WGI Parties' costs in providing support pursuant to this Section 5.4(d) and such costs shall be based on Allowable Costs, including Allowable Costs of in-house counsel and administrative personnel, plus a fee of 7.5%. To the extent practicable, prior to the WGI Parties incurring any costs, Raytheon and WGI will prepare and agree upon a proposed scope description of the services to be provided and budget and reconciliation, payment and audit procedures, similar to the procedures contemplated by Section 2(d) of the Services Agreement.


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            (f) Without in any way limiting the generality or scope of
Section 8.10, nothing in this Section 5.4 is intended to, nor does it, in any way (i) benefit or create any rights or benefits for any Person that is not a signatory to this Agreement, or (ii) establish, or constitute an assumption of, any liabilities, duties, or obligations to, any Person not a signatory to this Agreement.

            Section 5.5 RAYTHEON PARTIES' RIGHTS TO REJECTED PROJECT CLAIMS, ETC. (a) The Raytheon Parties shall have the benefit of and be able to pursue or settle rights and claims of the WGI Parties in connection with Rejected Projects against customers, project owners, contractors, subcontractors, vendors and other third parties ("REJECTED PROJECT CLAIMS"), subject to such parties' rights and defenses, if any, to such Rejected Project Claims. In addition, Raytheon or another applicable Raytheon Party may elect to control the process in the same manner as provided in Section 5.4 with respect to Raytheon Controllable Claims or may elect to control the process in the same manner as provided in Section 5.6 with respect to Estate Claims, as applicable, and receive any resulting proceeds, in each case with respect to Rejected Projects, subject to the provisions of paragraph (b) below. The WGI Parties and Raytheon agree that as part of the defense of any related Raytheon Controllable Claims and pursuit of Rejected Project Claims, any contract balances and affirmative claims of the WGI Parties, including without limitation the rights in the equity of Posven C.A. (and the WGI Parties agree within fifteen (15) days of a written request therefore, to provide Raytheon or its designee with the stock certificate(s) or other evidence of such equity), against project owners, customers, or others will be used first in respect of each such defense or pursuit to compromise, reduce or eliminate such Estate Claim or claim of a specific owner or any other specific third party in connection with that specific Estate Claim or claim asserted, respectively, against the WGI Parties or against the Raytheon Parties. As part of the Rejected Project Claims, assets or proceeds from whatever source claimed from third parties related to the Rejected Projects shall belong and be paid over directly to Raytheon or another applicable Raytheon Party, subject to the provisions of paragraph (b) below. Raytheon shall endeavor in good faith to avoid prejudice to existing rights and claims, if any, of the Reorganized Debtors with respect to such projects and upon request shall give reasonable notice to WGI and the Committee of the status and results of such legal action. With respect to any Rejected Project Claims being pursued by Raytheon directly in the name of the WGI Parties, Raytheon shall provide periodic updates to WGI and the Committee and, if WGI provides notice to Raytheon and the Committee that WGI or the Committee has a concern about specified Rejected Project Claims, (i) Raytheon shall provide to WGI and the Committee reasonable periodic information regarding the case,
(ii) before deciding


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to abandon the pursuit of the particular Rejected Project Claim, so advise
WGI and the Committee and permit WGI or the Committee, as appropriate, to take over the Rejected Project Claim for its own account and (iii) Raytheon will not obtain (or retain) an affirmative recovery for its own account (by settlement or otherwise) if the opposing party in the case retains an Estate Claim or an affirmative claim against the Reorganized Debtors.

            (b) In addition, and notwithstanding the foregoing paragraph (a), with respect to each of the Rejected Projects, other than the Designated Projects and except as otherwise provided in the Ilijan Project Completion Agreements and the Red Oak Project Completion Agreement, to the extent that after first paying or discharging obligations due to and related costs incurred by the Raytheon Parties under the related Support Agreement or the Services Agreement and in pursuing Rejected Project Claims relating to that Rejected Project, there remain Net Proceeds from Rejected Project Claims in connection with that Rejected Project, Raytheon shall provide written notice thereof to WGI and the Committee and shall pay over the amount of such excess to WGI, which is entitled to such excess. With respect to the Designated Projects, however, Raytheon or another applicable Raytheon Party shall be entitled to all assets, claims and recoveries, if any.

            (c) Without in any way limiting the generality or scope of
Section 8.10, nothing in this Section 5.5 is intended to, nor does it in any way (i) benefit or create any rights or benefits for any Person that is not a signatory to this Agreement, or (ii) establish, or constitute an assumption of, any liabilities, duties, or obligations to, any Person not a signatory to this Agreement.

            Section 5.6 CLAIMS ALLOWANCE PROCESS. This Section 5.6 shall apply to all Estate Claims being allowed, disputed, or resolved in whole or in part in the Bankruptcy Court or in an alternative forum to which the Bankruptcy Court has ceded jurisdiction by an order entered in the Bankruptcy Case that was not sought by the Committee ("ALTERNATIVE FORUM") with respect to matters involving or otherwise related to any Raytheon Party or any Project Claim with respect to which any Raytheon Party (a) has any actual or potential liability, (b) is entitled to pursue a recovery in respect of such Project Claim in accordance with this Agreement or (c) otherwise has any pecuniary interest in or with respect to such Estate Claim (a "RAYTHEON RELATED ESTATE CLAIM").

            (a) The Raytheon Parties, the WGI Parties and the Committee agree to cooperate in the development and implementation of a process for the resolution of Estate Claims generally and Raytheon Related Estate Claims in particular in the Bankruptcy Case (the "CLAIMS ALLOWANCE PROCESS").

            (b) The Raytheon Parties may initiate or seek to intervene or otherwise participate as parties in a Claims Allowance Process matter with respect to

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particular Raytheon Related Estate Claims. The WGI Parties and the Committee
agree to support that participation, in a manner consistent with the terms and conditions of this Agreement, so long as such intervention or participation would not unduly delay the adjudication of the rights of the original parties, and further agree to permit Raytheon to control the litigation, arbitration or other determination of the Raytheon Related Estate Claims, including, without limitation, the assertion of counterclaims or the right of setoff or recoupment, as appropriate; PROVIDED HOWEVER that the Committee, as provided in the Plan, may settle or compromise a Raytheon Related Estate Claim as long as such settlement or compromise does not determine or adversely affect the liability, if any, of the Raytheon Parties with respect to such Raytheon Related Estate Claim and as long as such settlement or compromise does not require any payment by a Raytheon Party. If the Bankruptcy Court or the court or panel in such Alternative Forum permits the Raytheon Parties to so intervene or otherwise participate as a party with respect to a particular Raytheon Related Estate Claim, the Committee or Raytheon may seek a determination from the Bankruptcy Court of the obligations, if any, of the Raytheon Parties to a Person with respect to such Raytheon Related Estate Claim that is based upon such party's rights under a Support Agreement and the Raytheon Parties (i) may seek a ruling that their obligations, if any, should not be so determined on any ground other than lack of personal jurisdiction over the Raytheon Parties or improper venue, and/or (ii) may oppose the relief sought on the merits.

            (c) The Raytheon Parties, rather than seeking to intervene or otherwise participate as a party, may request in a writing that refers to this Section 5.6 that the WGI Parties and/or the Committee permit the Raytheon Parties to direct their actions as to a particular Raytheon Related Estate Claim (including with respect to settlement and allowance of the Raytheon Related Estate Claim), including, without limitation, the assertion of counterclaims or the right of setoff or recoupment, as appropriate, provided that the Raytheon Parties agree to reimburse all reasonable fees, costs, and expenses associated with their doing so. The WGI Parties and the Committee agree to comply with such request and to follow such direction from the Raytheon Parties; PROVIDED, HOWEVER, that the Committee, as provided in the Plan, may settle or compromise a Raytheon Related Estate Claim as long as such settlement or compromise does not determine or adversely affect the liability, if any, of the Raytheon Parties with respect to such Raytheon Related Estate Claim and as long as such settlement or compromise does not require any payment by a Raytheon Party.

            (d) Except as, but only to the extent, expressly provided herein, the Estates and the Committee acting on behalf of the Estates reserve their rights, if

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any, under applicable law or procedural rules to seek an order joining one or more Raytheon Parties in any matter, proceeding or other civil action (including arbitration) in the Claims Allowance Process with respect to a particular Raytheon Related Estate Claim and to request a determination by the Bankruptcy Court of the obligations, if any, of the Raytheon Parties to the Person or Persons asserting such Raytheon Related Estate Claim under a Support Agreement or other agreement or legal theory. Except as, but only to the extent, expressly provided herein, the Raytheon Parties reserve their rights, if any, to oppose any such motion, request or action on any grounds under applicable law or procedural rules. The Parties intend and agree that nothing in this Agreement, including, without limitation, this Section 5.6, is intended to, or does, suggest the existence or validity of any rights or expand, restrict, or in any way affect or influence the nature, existence, or validity of any of the rights, if any, reserved under this Section 5.6(d).

            (e) In the event that in the Claims Allowance Process in the Bankruptcy Court or an Alternative Forum, the Raytheon Parties (i) initiate, intervene or participate as a party in the determination of a Raytheon Related Estate Claim as provided in paragraph (b) above, or (ii) elect to direct the litigation, arbitration or other determination of a Raytheon Related Estate Claim as provided in paragraph (c) above, and (x) in each case, the WGI Parties and the Committee have permitted the Raytheon Parties to control the defense of the Raytheon Related Estate Claim, and (y) if, but only if, the Bankruptcy Court or the Court or panel in that Alternative Forum, after having afforded the Raytheon Parties a full and fair opportunity to be heard, should determine in a Final Order that one or more Raytheon Parties are liable under a Support Agreement to the Person asserting the Raytheon Related Estate Claim, then the Raytheon Parties will pay or otherwise resolve their liability to such Person, which payment shall extinguish the liability of both the Estate for such Raytheon Related Estate Claim and the Raytheon Parties for such Raytheon Related Estate Claim. Subject to the provisos contained in paragraphs (b) and (c), no settlement of any Raytheon Related Estate Claim that is referred to in paragraphs (i) or
(ii) above shall be agreed to or supported by the WGI Parties or the Committee without the consent of Raytheon, if the settlement contemplates any payment by, or could have an adverse economic consequence for, any Raytheon Party.

            (f) The WGI Parties agree that they will provide assistance in the Claims Allowance Process to Raytheon if Raytheon initiates, intervenes or otherwise participates as a party in a Claims Allowance Process matter, including the furnishing of documentation, information, financial data, reasonable access to personnel, and reasonable access to WGI's counsel and other professionals, and,

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upon the request of the Committee, with Raytheon's consent, the WGI Parties will provide all such assistance to the Committee as well. The WGI Parties shall also provide to the Committee, at the Committee's request with prior notice to Raytheon, assistance, documentation, information, financial data, reasonable access to personnel, and reasonable access to WGI counsel and other professionals, but, without Raytheon's consent, shall not provide the Committee with any such information, financial data, access to personnel, WGI counsel and other professionals that the WGI Parties would not be obligated to provide to a third party pursuant to discovery under the Federal Rules of Bankruptcy Procedure. The Committee shall not voluntarily provide any non-public information received pursuant to this Agreement to any third party unless consented to by Raytheon and shall not use any assistance or information provided to it by WGI in a manner that is inconsistent with the terms of this Agreement. Raytheon consents to the WGI Parties providing such information to the Committee and agrees that doing so will not constitute a breach of the confidentiality provisions or other information request provisions of this Agreement (subject to any applicable protective order) and the Committee agrees to observe the confidentiality obligations as though it were a WGI Party. Such assistance will be furnished to the Committee by Reorganized WGI without charge. The reimbursement of expenses, fees, and costs of the Committee are to be borne by Reorganized WGI pursuant to the Plan. The Raytheon Parties will reimburse all accrued but unpaid reasonable fees, costs and expenses incurred by the WGI Parties in providing the Raytheon Parties with the assistance, but only to the extent such fees, costs and expenses exceed the amounts required to provide assistance to the Committee. Nothing contained in this Agreement shall affect or limit, or be deemed to be a waiver of, the right, if any, of any Party to seek discovery, including testimony and the production of documents in any matter, proceeding or other civil action (including arbitration).

            (g) The Parties agree that, without formally participating in the resolution of a Raytheon Related Estate Claim as contemplated by paragraph
(b) or (c) above, and thereby making applicable the provisions of paragraph
(e) above, that (i) the Parties may consult with respect to any Raytheon Related Estate Claim, Raytheon may be consulted respecting its views and preferences and Raytheon may provide comments and suggestions with respect to the resolution of any Raytheon Related Estate Claim, and (ii) the WGI Parties and the Committee shall consult and confer with Raytheon with respect to any Raytheon Related Estate Claim related in any way to a Project Claim.

            (h) The determination of the amount of an Allowed Claim in the Claims Allowance Process shall not expand, limit or alter the obligation of the Raytheon Parties, if any, to make payments under a Support Agreement with respect to such Raytheon Related Estate Claim. In no event, will the WGI Parties or the Committee consent to the entry of an order fixing the amount of an Allowed Class 7 Claim in an amount different from that with respect to which distributions under the

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Plan are to be made to the holder of such Allowed Class 7 Claim.

            (i) Except as, but only to the extent, expressly provided herein the Raytheon Parties, the WGI Parties and the Committee agree that each Party reserves its rights under applicable law and procedural rules in connection with any specific matter, proceeding, or civil action (including arbitration) and that no Party has agreed to create or waive rights in respect of such law or rules or in favor of third parties under this Section 5.6.

            (j) Without in any way limiting the generality or scope of
Section 8.10, nothing in this Section 5.6 is intended to, nor does it in any way (i) benefit or create any rights or benefits for any Person that is not a signatory to this Agreement, or (ii) establish, or constitute an assumption of, any liabilities, duties, or obligations to, any Person not a signatory to this Agreement.

            Section 5.7 PP9 PROJECT. Raytheon and WGI acknowledge that both the "Consortium Agreement" and the project agreements for the so-called "PP9 PROJECT" are between certain WGI Parties and General Electric Company and its affiliates and are being assumed by the WGI Parties as part of the Bankruptcy Case, while the project agreements for the Ratchaburi project were also between certain WGI Parties and General Electric Company and its affiliates but were rejected by the WGI Parties as part of the Bankruptcy Case, and agree that their respective interests in the Ratchaburi project and the PP9 Project will be independent from each other, with rights and obligations remaining separate between the two projects, and benefits and burdens for each project will remain with that project and the parties involved. Accordingly, nothing in this Agreement shall be deemed to authorize Raytheon to settle or compromise any claim relating to the PP9 Project or to receive or retain any amounts payable by any third party with respect to such project, and nothing in this Agreement shall be deemed to authorize any WGI Party to settle or compromise any claim relating to the Ratchaburi project or to receive or retain any amounts payable by any third party with respect to the Ratchaburi project.

6.    ADDITIONAL AGREEMENTS

            Section 6.1 AGREEMENTS INVOLVING ASSUMED PROJECTS SUPPORT
AGREEMENTS.

            (a) CERTAIN SUPPORT AGREEMENTS. The WGI Parties agree to use commercially reasonable efforts (consistent with their capabilities and circumstances) to identify and replace Assumed Projects Support Agreements of

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relatively long duration and/or that involve relatively little risk. WGI shall endeavor in good faith to terminate the Support Agreements in connection with Pine Bluff. WGI may consult with Raytheon from time to time concerning the progress made with respect to any such releases, and Raytheon agrees to provide reasonable assistance in such process. For purposes of this
Section 6.1 only, Gulf Chemical shall be an "ASSUMED PROJECT."

            (b) REIMBURSEMENT AND REPAYMENT. (i) With respect to Assumed Projects Support Agreements, the WGI Parties agree to reimburse the applicable Raytheon Party for all third-party premiums, payments and other carrying costs of those Support Agreements, within fifteen (15) days after receipt of invoices for these amounts. If a Raytheon Party is required to reimburse a letter of credit issuer for any drawing under an Assumed Projects Support Agreement, or is required to make any payment under an Assumed Projects Support Agreement that is a guaranty or surety bond (other than carrying costs as provided above or to reimburse the issuer of a surety bond under an indemnity agreement or otherwise), then the WGI Parties agree to reimburse such Raytheon Party within three (3) business days after receipt of Raytheon's demand for payment.

                  (ii) The WGI Parties' payment and reimbursement obligations under Sections 3.1 and 3.2 and this Section 6, as among each of the WGI Parties (but excluding WILLC), is a joint and several obligation and shall not be subject to any right of set-off or defense to payment that otherwise might be available. Each of the WGI Parties (but excluding WILLC), jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with all other WGI Parties, with respect to the payment and reimbursement obligations under Sections 3.1 and 3.2 and this Section 6, it being the intention of the Parties that all the obligations shall be the joint and several obligations of each of the WGI Parties (but excluding WILLC) without preferences or distinction among them. The first dollar exposure for any such amounts shall be drawable by Raytheon under the Raytheon LOC, in accordance with the terms set forth on Exhibit C hereto.

            (c) REPORTING. Until a particular Assumed Projects Support Agreement is completely released, the WGI Parties agree to provide Raytheon with (i) on a commercially reasonable efforts basis, monthly project reports on each Assumed Project to the extent provided to owners and other clients with respect to such Assumed Project, (ii) copies of information actually provided to surety companies or the WGI Parties' lenders, and (iii) other mutually-agreed information (except to the extent the provision of the items set forth in (i), (ii) or (iii) is limited by contract or government regulation, in which event the WGI Parties and the Raytheon Parties shall use commercially reasonable efforts to satisfy any such limitation in order to enable the Raytheon Parties to obtain such information). All information provided by the WGI Parties under this Section 6.1 shall be subject to

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the confidentiality provisions set forth in Section 7.4. In connection with
Assumed Projects, Raytheon shall not have access to the WGI Parties' books, records or personnel until any of the Raytheon Parties has reason to believe or any of the WGI Parties has knowledge that third parties may have rights to or have, or have threatened to assert, claims with respect to any Assumed Projects Support Agreements. In that event, the WGI Parties agree to provide diligently and in good faith all documentation, information, access, and access to personnel requested by Raytheon, as though subject to the Services Agreement and as provided in Section 8.13.

7.    LITIGATION RELEASES AND THIRD PARTY ISSUES

            Section 7.1 MUTUAL RELEASES; RESOLUTION OF CERTAIN CLAIMS. (a)
(i) Raytheon and WGI agree to execute and deliver, and to cause the appropriate Raytheon Parties and WGI Parties, respectively, and the Persons related thereto, to execute and deliver, duly authorized releases in the form set forth in EXHIBIT A.

                  (ii) Raytheon and WGI shall not be obligated to obtain releases from subsidiaries or other affiliates that are not wholly-owned (referred to as a "NON-RELEASING ENTITY"), but Raytheon and WGI each agree to indemnify the other party and all related parties that are the subject of the releases against all claims and causes of action ever asserted now or in the future by such Non-Releasing Entity that would have been covered had the Non-Releasing Entity delivered a release as described above; provided, however, that such indemnity shall not extend to contracts between any Raytheon Parties and any WGI Parties entered into in the ordinary course.

            (b) At Raytheon's request and expense, the WGI Parties, to the extent permitted by the Bankruptcy Court, shall use commercially reasonable efforts to use the post-confirmation jurisdiction of the Bankruptcy Court to resolve disputed, contingent, or unliquidated claims being asserted by third parties that Raytheon reasonably believes relate to property of the Estate and will use commercially reasonable efforts in cooperating in other jurisdictions to resolve disputed, contingent, or unliquidated claims and claims based in any way on the Stock Purchase Agreement and the various agreements executed and delivered pursuant thereto. Notwithstanding the foregoing, to the extent the claim involved is an Estate Claim, the Estate Claim shall be the subject of the Claims Allowance Process and shall be governed by Section 5.6, and the resolution of any such Estate Claim shall be through the Claims Allowance Process. When such claims involve Rejected Projects involving outstanding Support Agreements that may be subject to such claims, the use of the post-confirmation jurisdiction of the Bankruptcy Court as described herein shall be subject to Raytheon's consent and right to direct the response to the claim and any related litigation, to control the process and to receive any resulting proceeds, in a manner consistent with Sections 5.4, 5.5 and 5.6.

            Section 7.2 SPA INFORMATION. (a) The Parties agree to keep confidential (and to use their best efforts to cause their respective agents and representatives to keep confidential) any "SPA INFORMATION"; PROVIDED HOWEVER that the parties may utilize SPA Information on a non-confidential basis as reasonably required in connection with conduct of their business or otherwise in furtherance of WGI's business interests (including, without limitation, existing or potential business arrangements, but excluding any business interests or arrangements involving the pursuit of claims against the Raytheon Parties). SPA Information, for purposes of this Section 7.2 and
Section 7.5 below means, collectively, (a) any information or documents provided to Morrison Knudsen or the WGI Parties or their agents by the Raytheon Parties or (b) any information or documents provided to the Raytheon Parties or their agents by Morrison Knudsen or the WGI Parties, in each case in connection with the negotiation or implementation of the Stock Purchase Agreement or pursuant to the Confidentiality Agreement dated as of August 4, 1999 between Raytheon Company and Morrison Knudsen Corporation. This obligation shall not apply with respect to any information that: (x) was known by the WGI Parties or the Raytheon Parties prior to receipt from the other party; (xi) was developed independently by the WGI Parties without the use of SPA Information; (xii) is in the public domain or otherwise generally available to the public; or (xiii) was received by the WGI Parties from third parties under no known confidentiality obligation to the Raytheon Parties, including those under this Agreement.

            (b) Notwithstanding the foregoing, the WGI Parties and the Raytheon Parties, respectively, may disclose SPA Information (i) to the extent requested or required by any regulatory authority, government authority, or examining authority or provided to such authority to the extent such Party, in its discretion, has determined that it should do so to protect or preserve its own legal, regulatory, or commercial interests, or (ii) to the extent necessary for any Party to defend against a suit, action or proceeding to which it or any of its officers or directors is a party.

            (c) The Raytheon Parties and WGI Parties agree not to waive intentionally or release any known privileges or protections with respect to non-public SPA Information and the businesses sold pursuant thereto as it relates to any third party litigation that may involve a Raytheon Party or WGI Party without first giving reasonable notice to the other Party.

            Section 7.3 DISCOVERY MATERIALS. (a) All documents, interrogatory answers, deposition testimony, and deposition exhibits produced or obtained in the

Bankruptcy Cases and the Idaho Litigation, all submissions made by Raytheon and WGI in connection with the purchase price adjustment proceedings, and all transcripts of proceedings before the Independent Accounting Firm (collectively, "DISCOVERY MATERIALS") shall be governed by this Section 7.3 and Section 7.5 below. A Party's own documents in the hands of such Party including, without limitation, documents it produced in connection with such cases, shall not constitute Discovery Materials.

            (b) The parties may retain Discovery Materials, except for the 116 documents believed by WGI to be privileged and previously identified to Raytheon, which, to the extent held by Raytheon, shall be returned to, and retained (i.e., not destroyed) by WGI. The Parties shall not disclose Discovery Materials to any Person unless such Person has acknowledged in writing that s/he has read the terms of this Section 7.3 and is personally bound by it, and such Person is (i) a client representative of the Party retaining possession of such Discovery Materials, (ii) an attorney, accountant, financial advisor, expert, or other professional retained by such client, or (iii) a Person to whom disclosure of the Discovery Materials has been consented to by the Party who first provided the Discovery Materials.

            (c) Notwithstanding and without limitation of the foregoing and subject to the provisions of Section 7.5, a Party may disclose Discovery Materials that have entered the public domain other than through an improper disclosure by such Party.

            Section 7.4 OTHER CONFIDENTIAL INFORMATION. (a) Subject to the provisions of Section 7.5 below, the Parties agree to keep confidential (and to use their best efforts to cause their respective agents and representatives to keep confidential) the Confidential Information and all copies thereof, extracts therefrom and analyses or other materials based thereon. For the purposes of this Section 7.4 and Section 7.5 below, "CONFIDENTIAL INFORMATION" shall mean any confidential information that concerns the business and operations of any Party and that has been acquired by any other Party pursuant to this Agreement. This obligation shall not apply with respect to any information that: (i) was known by the WGI Parties or the Raytheon Parties prior to receipt from the other party; or (ii) is in the public domain.

            (b) Notwithstanding the foregoing, and subject to Section 7.5 below, the WGI Parties and the Raytheon Parties, respectively, may disclose Confidential Information (i) to such of their respective officers, directors, employees, agents, consultants, advisors, affiliates and representatives as need to know such Confidential Information in order to carry out their normal business responsibilities,

(ii) to the extent requested or required by any regulatory authority or examining authority, or (iii) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the Services Agreement.

            Section 7.5 COMPELLED DISCLOSURE. In the event that the WGI Parties, on the one hand, or the Raytheon Parties, on the other hand, are required (including but not limited to, by questions under oath, interrogatories, requests for information or documents in legal proceedings, governmental regulatory or self-regulatory organization requests for information; or subpoena, civil demand, or other process) (collectively, a "DOCUMENT REQUEST") requesting the production of Discovery Materials or Confidential Information received from the other Party, the Party so served will provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. Nothing herein shall require a Party served with a Document Request to violate its legal obligations thereunder or (but, subject to the foregoing notice requirements as related to Discovery Materials or Confidential Information) to withhold information from any regulatory or governmental agency if the Party reasonably determines that it is in its best interest to provide requested information to such regulatory or governmental agency. No Party shall be required to give the notice provided hereby if a regulatory or governmental agency, on its own initiative, requests that it not provide such notice to any Party. In addition, this Section 7.5 shall apply to SPA Information requested or required in connection with any third-party non-government or regulatory Document Request.

            Section 7.6 AVOIDANCE OF FURTHER LITIGATION ACTIVITY. The Raytheon Parties and the WGI Parties agree that they will not affirmatively assist third parties in pursuing claims against the other Party arising out of matters resolved under this Agreement.

8.    OTHER MISCELLANEOUS MATTERS

            Section 8.1 USE OF NAME. (a) Raytheon hereby terminates any license, whether express or implied, the WGI Parties may have been granted, or may otherwise have been assumed to exist, with respect to use of the "Raytheon" name, whether alone or in combination with other words or designs. The WGI Parties hereby acknowledge, agree and consent to the foregoing and agree immediately to commence actions to terminate use of the Raytheon name. In any and all events, the WGI Parties agree to cease use of all Raytheon names on or before March 31, 2002.

            (b) The WGI Parties hereby acknowledge that Raytheon is the owner of all right, title and interest in and to the Raytheon Mark, whether alone or in combination with other words or designs and that the WGI Parties shall not have any right to use the Raytheon Mark except as expressly authorized by this Agreement in paragraph (c) below. At the request of Raytheon, WGI will cause all of the WGI Parties to enter into a separate agreement with Raytheon covering the same matters set forth in paragraph (a) and this paragraph (b).

            (c) Notwithstanding paragraph (a) above, Raytheon agrees to grant WGI and REOL as defined herein a limited license to use the name "Raytheon-Ebasco Overseas Ltd." ("REOL") on projects that are under contract on the date hereof only. Unless Raytheon agrees otherwise in a writing that specifically refers to this Section 8.1(c), the WGI Parties agree to make clear that REOL is no longer affiliated with Raytheon by legends to that effect on signage, stationery, directories and the like.

            Section 8.2 DISAFFILIATION TAX SHARING AGREEMENT. The Disaffiliation Tax Sharing Agreement shall be assumed by WGI and remain the valid obligation of WGI, Raytheon and RECI. As contemplated by Article 3 of the Disaffiliation Tax Sharing Agreement, (a) Raytheon and WGI will designate appropriate representatives to meet and confer by not later than March 15, 2002, with respect to outstanding claims for Taxes (as defined in the Disaffiliation Tax Sharing Agreement) and other items provided for under that Agreement for which either Raytheon or WGI is or may be responsible under the Disaffiliation Tax Sharing Agreement and refunds for Taxes that either of them is entitled to under that Agreement, and amounts due shall be agreed upon and paid by not later than May 31, 2002, and, if no agreement on amounts can be reached, such amounts shall be determined and paid as ordered by a court of competent jurisdiction, with all costs to be borne by the non-prevailing party as determined by that court, (b) WGI will, within thirty
(30) days of the effective date of the Confirmation Order, notify Raytheon, in the manner provided in the Disaffiliation Tax Sharing Agreement, of all proofs of claim relating to Taxes and all Taxes listed in the schedules to the Plan or filed in the Bankruptcy Case or for which WGI intends to assert its indemnification rights under the Disaffiliation Tax Sharing Agreement,
(c) Raytheon will have the right to object to any or all of such claims in the Bankruptcy Case or to direct WGI to make such objection, (d) Raytheon will have the right to negotiate, compromise and settle any or all of such claims (or to direct WGI to control the proceedings with respect to such claims) as and to the extent provided in Article 3 of the Disaffiliation Tax Sharing Agreement and (e) WGI's failure to perform its obligation under subsection (b) of this Section 8.2, shall excuse Raytheon from its indemnification obligations under the Disaffiliation Tax Sharing Agreement with respect to the affected Taxes to the extent that such failure affects the rights of Raytheon with respect to such Taxes. Except as specifically modified or supplemented by this Section 8.2, the Disaffiliation Tax Sharing Agreement shall remain in full force and effect and shall exclusively govern all matters that are the subject thereof.

            Section 8.3 INSURANCE CLAIMS. The WGI Parties agree to use commercially reasonable efforts to use rights available under the Bankruptcy Code to reduce the exposure of each or either of the WGI Parties or the Raytheon Parties under various insurance arrangements. The WGI Parties and the Raytheon Parties agree to work in good faith to resolve their respective rights and obligations under various insurance policies. The Plan shall not create rights in or to insurance coverage. Raytheon shall have all rights in and to insurance proceeds and insurance generally, except that with respect to CGL and professional liability policies procured by WGI under its corporate program, Raytheon shall have only such rights with respect to insurance as the Parties may mutually agree for projects and contracts that involve Rejected Projects, subject to the first sentence of Section 5.5(b).

            Section 8.4 WARRIOR RUN. With regard to the Warrior Run Receivable, the WGI Parties agree to remit to Raytheon, from and upon the release of the proceeds by the owner of the Warrior Run project to WGI, net of actual out-of-pocket costs of collection from the date hereof, an amount equal to 32% of the aggregate of the net amount released to WGI from its share and any other recoveries obtained by WGI from CE/Alstom relating to the Warrior Run project, provided that Raytheon's net share shall not exceed $4,160,000 (i.e. capped at 32% of $13 million) of such recoveries. WGI will keep Raytheon reasonably informed of the status of its litigation with CE/Alstom and will permit Raytheon to monitor such litigation at its own expense.

            Section 8.5 NONDISPARAGEMENT. Press releases respecting the resolution of their disputes and with respect to the settlement embodied in this Agreement will be mutually agreed upon. The Raytheon Parties and the WGI Parties agree not to (and agree to cause their respective senior officers, directors and advisors not to) disparage the other party or its senior officers, directors or advisors with or to the media.

            Section 8.6 SCOPE OF AGREEMENT. Except with respect to Rejected Projects, this Agreement does not extend to (a) matters in the insolvency proceeding of Washington International B.V. that is now pending in The Hague, Netherlands, except with respect to documents, insurance claim information and other information, if any, under the care, custody, or control of the WGI Parties, which shall be treated as if the projects involved were Rejected Projects, or (b) WGI Parties that are not Debtors but that have obligations supported by Support Agreements. The Parties acknowledge that WILLC is subject to a winding up petition filed in the

United Kingdom and is deemed to be insolvent under English law, accordingly, WGI will not be able to require it to provide support on its projects and WGI agrees to provide support on Saltend and Damhead pursuant to the Services Agreement through another entity.

            Section 8.7 STATUS AND EFFECT OF STOCK PURCHASE AGREEMENT, ETC. Upon the Effective Date of the Plan, the rejected Stock Purchase Agreement, the rejected Receivables Termination Agreement and the rejected Project Completion Agreements entered into pursuant to the Stock Purchase Agreement, shall thereupon be terminated and have no further force or effect, right or obligation, among the parties thereto or otherwise. All matters arising therefrom as among the parties thereto, including but not limited to, the Raytheon Claims, the Raytheon Asserted Claims, and the Debtors' fraudulent transfer adversary action referred to herein, and any obligations, entitlements, benefits or burdens thereunder, shall be governed, superseded, or replaced, as the case may be, by this Agreement, the Plan, and the Raytheon Settlement Provisions and Documents.

            Section 8.8 ORDER REGARDING STIPULATED RAYTHEON ISSUES AND STIPULATION AND ORDER REGARDING CONFIDENTIALITY. Upon the Effective Date, the Order Regarding Stipulated Raytheon Issues and the Stipulation and Order Regarding Confidentiality entered in the Bankruptcy Case shall be vacated.

            Section 8.9 CERTAIN CONTRACT CHANGES. Unless consented to in writing by Raytheon, the Debtors may not at any time after November 20, 2001, assume and assign, reject, amend or modify any executory contract or unexpired lease to which Raytheon is a party or with respect to which there is a related Support Agreement, other than with respect to ordinary course change orders or as set forth in the Plan or any Motion filed with the Bankruptcy Court on or prior to November 20, 2001.

            Section 8.10 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer, nor does it confer, upon any third party any rights, remedies, benefits, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein. For the avoidance of doubt, no Raytheon Party by virtue of this Agreement is assuming or creating any obligations or duties to parties not signatory hereto.

            Section 8.11 ROCHE CAROLINA. With regard to the Roche Carolina litigation, Raytheon and WGI agree that such litigation and all related claims constitute both a Raytheon Controllable Claim and a Rejected Project Claim and, accordingly, Raytheon has the right to settle the case or pursue the current appeal, in each case at Raytheon's cost, and Raytheon has the right to retain any and all proceeds should the appeal be successful. In addition, Raytheon agrees that it will pay on behalf of WGI any settlement or non-appealable final judgment.

            Section 8.12 NO ADMISSION OF LIABILITY. Each of the Parties understands and agrees that this Agreement constitutes a compromise and settlement of claims that at all times have been disputed and denied. Nothing contained herein, or otherwise related to this compromise and settlement of these disputed claims, shall ever constitute or be construed to be an admission of liability or damages on the part of any Person or Persons released hereunder. This settlement represents a compromise among the Parties reflecting their mutual desire to terminate all disputes among them and to avoid the substantial burden of continued litigation.

            Section 8.13 ACCESS; RECORDS, ETC.. (a) RAYTHEON ACCESS. During normal business hours and upon reasonable notice, the WGI Parties will permit Raytheon to have reasonable access to and examine and make copies of all records, contracts, subcontractor and vendor-related documentation, claims evaluations, lists, payment records, project correspondence, bids and documents relating to the Rejected Projects, receivables being collected by Raytheon or litigation involving Support Agreements or other alleged liability against the Raytheon Parties. Photocopying will, at Raytheon's option, but after consultation with WGI and giving consideration to any undue disruption to WGI's business, be conducted on-site at WGI's offices or offsite using a third party vendor, in accordance with procedures reasonably satisfactory to WGI. With regard to access to WGI's Princeton, New Jersey offices, (i) access shall be given during normal business hours, and (ii) Raytheon's personnel shall be subject to WGI's prior approval, such approval not to be unreasonably withheld or delayed. In addition to those personnel subject to the foregoing approval process, WGI expressly will pre-approve and permit the persons listed on Schedule 1 hereto to have access to the Princeton facilities. All requests for books, access, personnel or otherwise will be made of the Person designated by WGI to receive such requests, who shall be accessible and available.

            (b) TURNOVER OF RECORDS. The WGI Parties will not destroy any files or records related to matters of concern to Raytheon, and identified to WGI within sixty (60) days after the date of this Agreement, without giving at least thirty (30) days' prior notice to Raytheon. Upon receipt of notice, Raytheon may require that the records involved be delivered to it (subject to attorney client privileges or work product doctrines, which materials shall be retained and not destroyed by the WGI Parties and otherwise shall be treated as provided in
Section 7.3), at its expense, or notify WGI that it will pay the cost of storing and maintaining those books and records (including costs of moving the books and records to a location under Raytheon's control), but Raytheon will be required to pay such costs only to the extent that WGI is not required by applicable law or its own internal policies or practices to retain such files or records.

            (c) PERSONNEL. Each of the WGI Parties will provide the Raytheon Parties with reasonable access to their personnel, to the extent it still employs them, necessary or helpful for matters with respect to which WGI is obligated to assist Raytheon. Each of the WGI Parties also will cooperate with Raytheon in locating personnel who are no longer employed by it.

            (d) REIMBURSEMENT OF COSTS. Raytheon will reimburse WGI for its Allowable Costs incurred and for the actual time spent by WGI's employees, for the matters referred to in (a)-(c) above, including without limitation, the reasonable Allowable Costs of inside counsel and administrative personnel, plus a fee of 7.5% of such Allowable Costs (but without duplication of other payments); PROVIDED, HOWEVER, in no event will WGI be required to provide legal services to Raytheon. To the extent practicable this support will be funded in advance against a budget pursuant to procedures similar to those described in Section 5.4(e). To the extent advance funding is not practicable, amounts shall be paid within thirty days after submissions of monthly invoices in reasonable detail. To the extent possible, the payment by Raytheon of any amounts shall not prejudice its rights to contest the invoice amount against the ultimate third party payee.

            Section 8.14 LEGAL ADVICE. Each of the Parties has received independent legal advice from its attorneys with respect to this Agreement. Each of the Parties agrees that it will never deny the validity of this Agreement on the ground that it did not have the advice of counsel generally or advice of counsel in the aforementioned litigation.

            Section 8.15 AGREEMENT BINDING. (a) SIGNATORIES. Each of Raytheon and RECI represents and warrants to the WGI Parties and each of WGI, WGI Ohio and the other WGI Parties that are signatories hereto represents and warrants to the Raytheon Parties as follows: the execution and delivery of this Agreement have been duly and validly authorized by all necessary corporate, partnership or similar action on behalf of such Party, and this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with their terms, subject as to enforcement to bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies.

            (b) RAYTHEON PARTIES. Raytheon represents and warrants that it is duly authorized and empowered by each of the other Raytheon Parties (other than

RECI) to execute and deliver this Agreement on behalf of each such Raytheon Party and that this Agreement constitutes the legal, valid, binding and enforceable obligation of each such Raytheon Party to the same extent as if such Raytheon Party executed and delivered this Agreement on its own behalf. In the event of any breach of the foregoing representation and warranty, Raytheon and RECI jointly and severally agree to indemnify and hold harmless the WGI Parties from and against any and all liabilities, losses, damages and expenses of every nature and character arising out such breach.

            (c) WGI PARTIES. WGI represents and warrants that it is duly authorized and empowered by each of the other WGI Parties (other than WGI Ohio and the other WGI Parties that are signatories hereto) to execute and deliver this Agreement on behalf of each such WGI Party and that this Agreement constitutes the legal, valid, binding and enforceable obligation of each such WGI Party to the same extent as if such WGI Party executed and delivered this Agreement on its own behalf. In the event of any breach of the foregoing representation and warranty, WGI and WGI Ohio jointly and severally agree to indemnify and hold harmless the Raytheon Parties from and against any and all liabilities, losses, damages and expenses of every nature and character arising out such breach.

            Section 8.16  GOVERNING LAW; JURISDICTION AND CONSENT TO SUIT.
(a) This Agreement shall be subject to and construed in accordance with the laws of the State of New York notwithstanding any conflict of laws provision in the State of New York or elsewhere that would dictate the application of the law of any other jurisdiction.

            (b) The Raytheon Parties, the WGI Parties, and the Committee agree that the United States Bankruptcy Court for the District of Nevada shall have exclusive jurisdiction over all disputes relating to the Plan and the exhibits to the Plan to the fullest extent provided under applicable law, including, without limitation, issues under this Agreement and the Raytheon Settlement Provisions and Documents, until the closing of the Bankruptcy Case, except that all disputes relating solely to the Services Agreement shall be resolved as provided in Section 18 of the Services Agreement.

            (c) To the extent that the United States Bankruptcy Court for the District of Nevada no longer has jurisdiction over the Plan or any related matter, the Parties agree that any proceeding to enforce this Agreement shall be brought in the courts of the State of New York or any federal court sitting therein.

            (d) Each of the Parties hereby waives any present or future objection to such venue, and irrevocably consents and submits unconditionally to the exclusive jurisdiction for itself and in respect of any of its property of any such court. Each of the Parties further irrevocably waives any claim that such court is not a convenient forum for any such proceeding. Each of the Parties agrees that any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served up on it if sent to such Party in the manner and at the address specified in Section 8.19. Nothing herein shall affect the right of any Party to serve process in any manner permitted by applicable law.

            (e) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY BE IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT THE FINDER OF FACT IN ANY SUCH ACTION OR PROCEEDING SHALL BE THE TRIAL JUDGE AND NOT A JURY.

            (f) Each Party hereby irrevocably and unconditionally waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.16 any special, exemplary, punitive or consequential damages.

            Section 8.17 ENTIRE AGREEMENT. This Agreement, the Services Agreement, the Mutual Release and other documents and agreements expressly referred to herein represent the entire agreement between the Parties hereto relating to the subject matter hereof, except to the extent express reference is made herein to any other agreement or writing, and may be amended or varied only in writing by duly authorized representatives of the Parties. Notwithstanding the foregoing, except as modified by and to the extent provided in Section 8.2, the Disaffiliation Tax Sharing Agreement shall exclusively govern all matters that are the subject thereof. The Parties expressly waive all provisions contained in any past agreement, including, without limitation, the Stock Purchase Agreement, or correspondence that negates, limits, modifies, supplements, extends or conflicts with the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

            Section 8.18 ASSIGNMENT. Subject to Section 9-406 of the Uniform Commercial Code (as revised), no Party shall be entitled to transfer or assign its rights and liabilities provided for herein to any third Person without the written approval from all other Parties, except that any Raytheon Parties may assign to a

Support Agreement Surety some or all of its rights under this Agreement, the Separate Agreements or the Services Agreement, as applicable, with respect to a project covered by or subject to a Support Agreement.

            Section 8.19 NOTICES. Any and all notices pursuant to this Agreement can be validly given by (a) hand or courier, (b) telefax (with confirming hard copy to be send by internationally recognized overnight or expedited delivery service) or (c) internationally recognized overnight or expedited delivery service that can produce evidence of delivery, in each case to Parties at the addresses provided below or at any other address specified by the Party involved. Alterations to any address must be conveyed to the other Parties in writing to become effective.

If to RAYTHEON COMPANY or any other Raytheon Party, to:

General Counsel
141 Spring Street
Lexington, Massachusetts  02421-9107
Telephone:  (781) 860-2681
Telefax:  (781) 860-2924

with a copy to:

Peter D. Schellie, Esq.
Bingham Dana LLP
1120 20th St., N.W.
Suite 800
Washington, DC  20036-3406
Telephone:  (202) 778-6150
Telefax:  (202) 778-6155

If to WASHINGTON GROUP INTERNATIONAL, INC. or any other WGI Party, to:

Richard D. Parry, Esq.
Washington Group International, Inc.
Morrison Knudsen Plaza
720 Park Blvd.
Boise, Idaho  83712
Telephone:  (208) 386-5199
Telefax:  (208) 386-6421
with a copy to:

David S. Kurtz, Esq.
Timothy R. Pohl, Esq.
Skadden, Arps, Slate, Meagher & Flom
333 West Wacker Drive
Chicago, Illinois  60606
Telephone:  (312) 407-0700
Telefax:  (312) 407-0411


If to OFFICIAL UNSECURED CREDITORS' COMMITTEE, to:

Patrick A. Murphy, Esq.
Randy Rogers, Esq.
Murphy Sheneman Julian & Rogers
101 California Street, Suite 3900
San Francisco, California  94111
Telephone:  (415) 398-4700
Telefax:  (415) 421-7879

            Section 8.20 HEADINGS AND CAPTIONS. The headings and captions of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions thereof.

            Section 8.21 COUNTERPARTS. This Agreement may be signed in multiple originals and/or using counterpart signature pages. All such multiple originals shall constitute but one and the same document.

            IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement on the day and year first written above.

RAYTHEON COMPANY, a Delaware corporation, on its    WASHINGTON GROUP
own behalf and on behalf of all Raytheon Parties    INTERNATIONAL, INC., a Delaware corporation, on
(except RECI)                                       its own behalf and on behalf of all WGI Parties
                                                    (to the extent they are not signatories hereto)


   /s/ Neal E. Minehan                                 /s/ Richard D. Parry
By:_____________________________                    By:________________________________
   Name:  Neal E. Minehan                              Name:  Richard D. Parry
   Title:  Senior Vice Pres.                           Title:  Senior Vice President
            and General Counsel                                 and General Counsel


RAYTHEON ENGINEERS & CONSTRUCTORS INTERNATIONAL,    WASHINGTON GROUP
INC., a Delaware corporation                        INTERNATIONAL, INC., an Ohio corporation


                                                       /s/ Richard D. Parry
   /s/ William J. Ferguson Jr.                      By:_______________________________________
By:___________________________________________         Name:  Richard D. Parry
      Name:  William J. Ferguson Jr.                   Title:  Senior Vice President
      Title:  Senior Vice President, Secretary                  and General Counsel
               and General Counsel


MIDDLE EAST HOLDINGS LIMITED (F/K/A RAYTHEON        RAYTHEON ARCHITECTS, LTD.
ENGINEERS & CONSTRUCTORS MIDDLE EAST LIMITED)


   /s/ Richard D. Parry                                /s/ Richard D. Parry
By:__________________________________________       By:__________________________________________
      Name:  Richard D. Parry                             Name:  Richard D. Parry
      Title:  Assistant Secretary                         Title:  Assistant Secretary


RAYTHEON-EBASCO PAKISTAN LTD.                       RAYTHEON ENGINEERS & CONSTRUCTORS (IRELAND) LTD.


   /s/ Richard D. Parry                                /s/ Richard D. Parry
By:__________________________________________       By:__________________________________________
      Name:  Richard D. Parry                             Name:  Richard D. Parry
      Title:  Vice President and                          Title:  Vice President and
                  General Counsel                                     General Counsel



STEARNS CATALYTIC CORPORATION                       WASHINGTON INTERNATIONAL LLC (F/K/A RAYTHEON
                                                    ENGINEERS & CONSTRUCTORS UK LTD.)


   /s/ Richard D. Parry                                /s/ Richard D. Parry
By:__________________________________________       By:__________________________________________
      Name:  Richard D. Parry                             Name:  Richard D. Parry
      Title:  Vice President and                          Title:  Vice President and
                  Assistant Secretary                                 General Counsel



WASHINGTON-CATALYTIC, INC.                          WASHINGTON DEMILITARIZATION
(F/K/A RAYTHEON-CATALYTIC,                          COMPANY (F/K/A RAYTHEON
INC.)                                               DEMILITARIZATION COMPANY


   /s/ Richard D. Parry                                /s/ Richard D. Parry
By:__________________________________________       By:__________________________________________
      Name:  Richard D. Parry                             Name:  Richard D. Parry
      Title:  Vice President and                          Title:   Assistant Secretary
                  Assistant Secretary


WASHINGTON ENGINEERING QUALITY SERVICES             WASHINGTON QUALITY PROGRAMS COMPANY (F/K/A
CORPORATION (F/K/A RAYTHEON ENGINEERING QUALITY     RAYTHEON QUALITY PROGRAMS COMPANY)
SERVICES CORPORATION


   /s/ Richard D. Parry                                /s/ Richard D. Parry
By:__________________________________________       By:__________________________________________
      Name:  Richard D. Parry                             Name:  Richard D. Parry
      Title:  Vice President and                          Title:  Vice President and
                  General Counsel                                     General Counsel


WGCI, INC. (F/K/A RAYTHEON CONSTRUCTORS
INTERNATIONAL, INC.)


   /s/ Richard D. Parry
By:________________________________
      Name:  Richard D. Parry
      Title:  Vice President and
                  General Counsel

SEEN AND CONSENTED TO AND
AGREED AS TO SECTIONS 1.3, 1.4, 2, 5, 7.1(b) AND 8.16(b):

OFFICIAL COMMITTEE OF UNSECURED CREDITORS


By: /s/ Patrick A. Murphy
    -----------------------------

Title: Counsel
       --------------------------

                                   LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A                  Mutual Releases (see Sections 1.2(c), 7.1)

         SCHEDULE A1       Exceptions to Release (see Exhibit A)

         SCHEDULE A2       Outstanding Support Agreements (see Exhibit A)

EXHIBIT B                  Raytheon LOC (see Section 3.2)

EXHIBIT C                  Conditions to Draws under Letters of Credit (see Section 3.2)

EXHIBIT D                  Services Agreement (see definition of Services Agreement)


SCHEDULE 1                 Client Parties with Access (see Section 8.13(a))

SCHEDULE 2                 Assigned Claims (see definition of Assigned Claims)

SCHEDULE 3                 Non-Debtor Subsidiaries (see definition of Non-Debtor Subsidiaries)

SCHEDULE 4                 Subsidiary Debtors (see definition of Subsidiary Debtors)


                             APPENDIX I

                             DEFINITIONS

            This is Appendix I to the Settlement Agreement (the "AGREEMENT") dated as of the 23rd day of January, 2002, by and among Raytheon Company, a company incorporated under the laws of the state of Delaware ("RAYTHEON"), Raytheon Engineers & Constructors International, Inc., a company incorporated under the laws of the state of Delaware ("RECI," and, together with Raytheon and its wholly-owned or controlled subsidiaries and affiliates, the "RAYTHEON PARTIES"), Washington Group International, Inc., a company incorporated under the laws of the state of Delaware, a debtor in the Bankruptcy Case, and effective on the date hereof, the Reorganized WGI ("WGI"), Washington Group International, Inc., a company incorporated under the laws of the state of Ohio ("WGI OHIO," and together with WGI, and its wholly-owned or controlled subsidiaries and affiliates, and including the Reorganized Debtors, "THE WGI PARTIES") and the Official Committee of Unsecured Creditors and the Plan Committee, for so long as each is constituted and acting in the Bankruptcy Case as defined below (the "COMMITTEE"). Unless otherwise indicated, all SECTION and EXHIBIT References in this APPENDIX are to SECTIONS of and EXHIBITS to the Agreement.

      A. DEFINED TERMS. As used in the Agreement, various projects are referred to using their common and conventional names (usually an owner name or project location), and unless the context requires a different meaning, the following terms have meanings indicated below:

"ADMINISTRATIVE CLAIMS" means a Claim for payment of an administrative expense of a kind specified section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Bankruptcy Case, (b) Professional Fee Claims, (c) all fees and charges assessed against the Estates under 28 U.S.C. Section 1930 and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

"ALLOWABLE COSTS" means any current Labor Costs, Out-of-Pocket Costs, and Taxes, that are required to be paid to WGI under this Agreement for Reimbursable Services.

"ALLOWED CLAIM" means an Estate Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is scheduled, other than an Estate Claim that is scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

"ALLOWED CLASS 7 CLAIM" means a Class 7 Claim that becomes, but only to the extent that it is, an Allowed Claim.

"ASSIGNED CLAIMS" means those certain Estate Claims transferred or assigned to any Raytheon Party by third parties as set forth on Schedule 2 hereto and any Estate Claims acquired from Mitsubishi, provided that with respect to any such Estate Claims acquired from Mitsubishi, Raytheon agrees to limit such Estate Claims to $100 million.

"ASSUMED PROJECTS" has the meaning set forth in Section 1.2(b), and, for certain limited purposes, in Section 6.1(a).

"ASSUMED PROJECTS SUPPORT AGREEMENTS" has the meaning set forth in Section 3.1.

"BANKRUPTCY CASE" means the jointly administered Chapter 11 cases of the Debtors related to those certain voluntary bankruptcy petitions filed on May 14, 2001, by WGI and certain of its affiliates in the Bankruptcy Court.

"BANKRUPTCY CODE" means the Bankruptcy Reform Act of 1978, as amended, codified at 11 U.S.C. Sections 101-1330.

"BANKRUPTCY COURT" means the United States Bankruptcy Court for the District of Nevada or such other court as may have jurisdiction over the Bankruptcy Case.

"CGL" means comprehensive general liability insurance policies.

"CE/ALSTOM" means ALSTOM Power, Inc., a corporation organized under the laws of the state of Delaware, successor to Combustion Engineering, Inc.

"CLAIMS ALLOWANCE PROCESS" has the meaning set forth in Section 5.6(a).

"CLASS 7 CLAIM" means an Estate Claim classified under the Plan in Class 7.

"COMMITTEE" means the Official Unsecured Creditors' Committee and the Plan Committee, as successor thereto (as provided under the Plan), for so long as such committee is constituted and acting in the Bankruptcy Case.

"COMPLETION SERVICES" has the meaning set forth in the Services Agreement.

"CONFIDENTIAL INFORMATION" has the meaning set forth in Section 7.4(a).

"CONFIRMATION ORDER" means the order dated December 21, 2001, entered by the Bankruptcy Court confirming the Plan.

"DEBTOR WGI" means WGI as debtor-in-possession in the Bankruptcy Case.

"DEBTORS" means, individually, Debtor WGI and each of the Subsidiary Debtors, and collectively, Debtor WGI and the Subsidiary Debtors, including in their capacity as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code, and as reorganized hereunder.

"DESIGNATED PROJECTS" means the Jindal, Posven, Ratchaburi and Saltend projects described in Annex A-1 to the Services Agreement.

"DISAFFILIATION TAX SHARING AGREEMENT" means the Disaffiliation Tax Sharing Agreement, dated as of April 14, 2000, by and among Raytheon, RECI and WGI f/k/a Morrison Knudsen Corp.

"DISCOVERY MATERIALS" has the meaning set forth in Section 7.3(a).

"EFFECTIVE DATE" means the business day on which all conditions to the consummation of the Plan have been satisfied or waived as provided by the Plan and is the effective date of the Plan.

"ESTATE(S)" means, individually, the estate of each Debtor in the Bankruptcy Case, and, collectively, the estates of all Debtors in the Bankruptcy Case, created pursuant to section 541 of the Bankruptcy Code.

"ESTATE CLAIM" has the meaning set forth in the preamble.

"EXCLUDED MATTERS" means matters arising under the Ilijan or Red Oak Project Completion Agreements, the preceding interim arrangements for those projects, the Sithe Services Agreement and the Puerto Plata Agreement.

"FINAL ORDER" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Bankruptcy Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

"IDAHO LITIGATION" means any litigation pending in the state and federal courts of the state of Idaho involving the Parties.

"ILIJAN PROJECT COMPLETION AGREEMENTS" means, collectively, the Project Completion Agreement (Construction) dated as of November 16, 2001, by and among Raytheon, Mitsubishi Corporation and REOL, and the Project Completion Agreement (Supply) dated as of November 16, 2001, by and among Raytheon, Mitsubishi Corporation and United Engineers International, Inc.

"INDEPENDENT ACCOUNTING FIRM" means William J. Palmer and
Associates.

"LABOR COSTS" means the labor costs, including general and administrative costs, incurred by WGI with respect to any Reimbursable Services pursuant hereto, and calculated in accordance with the rates and charges referred to in the Services Agreement.

"LIEN" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

"MITSUBISHI" has the meaning set forth in Section 2.2.

"MUTUAL RELEASE" means the mutual release in the form attached hereto as Exhibit A.

"NET PROCEEDS" means, with respect to any Rejected Project (other than a Designated Project), proceeds remaining, if any, after the Raytheon Parties have been reimbursed from any recoveries with respect to such Rejected Project for
(i) all costs incurred by the Raytheon Parties in defending or prosecuting claims, including all costs paid by the Raytheon Parties to any of the WGI Parties pursuant to this Agreement, the Services Agreement, or the Separate Agreements, with respect to such Rejected Project, (ii) any amounts paid or drawn under or in connection with Raytheon Support

Agreements, with respect to such Rejected Project, (iii) outside counsel and consultant costs and other out of pocket expenses incurred with respect to such Rejected Project, and (iv) reasonably allocated internal Raytheon costs including, without limitation, the reasonable costs of inside counsel and administrative personnel incurred with respect to such Rejected Project.

"NON-DEBTOR SUBSIDIARIES" means, collectively, the direct and indirect subsidiaries of WGI listed on Schedule 3 hereto, which are not parties to the Bankruptcy Case and thus are not Debtors.

"NON-RELEASING ENTITY" has the meaning set forth in Section 7.1(a).

"OUT-OF-POCKET COSTS" means the out-of-pocket costs, including payments to vendors and subcontractors, incurred by WGI with respect to any Reimbursable Services pursuant hereto, and calculated in accordance with the rates and charges referred to in the Services Agreement, but excluding costs of vendors and subcontractors that the Raytheon Parties will retain directly and pay directly, as set forth in any agreement relating to scope, budget and related matters as provided in Section 5.4(e).

"PERSON" means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

"PETITION DATE" means May 14, 2001, the date on which the Debtors filed their petitions for relief commencing the Bankruptcy Case.

"PLAN" means the Second Amended Joint Plan of Reorganization of Washington Group International, Inc., et al., as amended and modified, and having been confirmed under and in accordance with the Confirmation Order, and all exhibits and schedules annexed thereto or referenced therein.

"POSSIBLE PROJECT CLAIMS" has the meaning set forth in Section 5.4(c).

"PROJECT CLAIMS" has the meaning set forth in Section 5.4(a).

"PROJECT CLAIMS LITIGATION" has the meaning set forth in Section 5.4(b)(i).

"PROJECT CLAIMS MATTER" has the meaning set forth in Section 5.4(b)(i).

"PROFESSIONAL" means any professional employed in the Bankruptcy Case pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise and any professionals seeking compensation or reimbursement of expenses in connection with the Bankruptcy Case pursuant to section 503(b)(4) of the Bankruptcy Code.

"PROFESSIONAL FEE CLAIM" means a claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date.

"PUERTO PLATA AGREEMENT" means that certain letter agreement, dated as of January 9, 2001, among WGI, Raytheon and Lexington Insurance relating to the Puerto Plata Project.

"RAYTHEON" has the meaning set forth in the PREAMBLE.

"RAYTHEON ACTIONS" means case no. CV OC 0101422D brought in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada, captioned Washington Group International, Inc. v. Raytheon Company and Raytheon Engineers & Constructors International, Inc.,


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and any related actions, suits, countersuits or otherwise.

"RAYTHEON ASSERTED CLAIMS" means any Estate Claims arising out of the Raytheon Actions, or otherwise, asserted by the Raytheon Parties against any of the Debtors or any of the Subsidiary Debtors as reflected in the proofs of claim filed by Raytheon, including, but not limited to, claims for contribution, indemnification or subrogation. The term shall not include any Assigned Claims.

"RAYTHEON CLAIMS" means all claims or causes of action of the Debtors or the Non-Debtor Subsidiaries against the Raytheon Parties, whether arising out of the Raytheon Actions or otherwise, whether asserted directly or derivatively, including any claims and causes of action arising under sections 542, 544, 547, 548, 550 or any other section of the Bankruptcy Code (including, without limitation, the Debtors' pending fraudulent transfer adversary proceeding in the Bankruptcy Case), except for any claims relating to asbestos liabilities.

"RAYTHEON DISPUTES" has the meaning set forth in the preamble.

"RAYTHEON LOC" has the meaning set forth in Section 3.2.

"RAYTHEON MARK" means the name "Raytheon" and all tradename, trademark and/or service mark rights therein.

"RAYTHEON PARTIES" has the meaning set forth in the PREAMBLE.

"RAYTHEON SETTLEMENT PROVISIONS AND DOCUMENTS" means this Agreement, the Mutual Release, the form and issuer of the Raytheon LOC, the Services Agreement, and the provisions of the Plan and Confirmation Order relating to this settlement.

"RECI" has the meaning set forth in the PREAMBLE.

"RED OAK PROJECT COMPLETION AGREEMENTS" means the Red Oak Project Completion Agreement dated as of November 16, 2001, by and between Raytheon and WGI Ohio.

"REIMBURSABLE SERVICES" means any services provided by the WGI Parties pursuant to Sections 5.4(b), 5.4(d) and 8.13.

"REJECTED PROJECTS" has the meaning set forth in Section 5.4(a).

"REJECTED PROJECT CLAIMS" has the meaning set forth in Section 5.5(a).

"REOL" means Raytheon-Ebasco Overseas Ltd., a company incorporated under the laws of the state of Delaware.

"REORGANIZED DEBTORS" means, individually, Reorganized WGI and any Reorganized Debtor, as defined in the Plan, and, collectively, all Reorganized Debtors, on or after the Effective Date.

"REORGANIZED WGI" means reorganized WGI or its successor, on and after the Effective Date.

"SEPARATE AGREEMENTS" means the Sithe Services Agreement, the Red Oak Project Completion Agreement, the Ilijan Project Completion Agreements and the Puerto Plata Agreement.

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"SEPARATE PROJECTS" has the meaning set forth in Section 5.2.

"SERVICES AGREEMENT" means the Services Agreement for Consulting and Professional Services attached hereto as Exhibit D.

"SITHE SERVICES AGREEMENT" means the Agreement for Consulting and Professional Services, dated as of March 20, 2001, by and between, Raytheon and WGI Ohio.

"SPA INFORMATION" has the meaning set forth in Section 7.2(a).

"STOCK PURCHASE AGREEMENT" has the meaning set forth in the PREAMBLE.

"SUBSIDIARY DEBTORS" means the direct and indirect subsidiaries of WGI set forth on Schedule 4 hereto, each of which is a Debtor.

"SUPPORT AGREEMENT" has the meaning set forth in the preamble.

"SUPPORT AGREEMENT SURETY" means any corporate surety that has issued a bond that is a Support Agreement or any other Person providing support for, or to which any Raytheon Party is liable under, a Support Agreement.

"TAXES" means any taxes estimated to be levied, collected, assessed or imposed by any government or government agency in connection with WGI's performance of the Reimbursable Services, including, without limitation, any VAT, levies, imposts, duties, charges, fees, deductions or withholdings of whatever nature, including, unless otherwise specified in any agreement regarding scope, budget and related matters as provided in Section 5.4(d), the cost of tax equalization of WGI's employees (but not including the income taxes of WGI or its employees) payable by WGI in connection with the performance of Reimbursable Services hereunder.

"WARRIOR RUN RECEIVABLE" means the accounts receivable from AES Warrior Run with the meaning as set forth in Section 8.4.

"WGI" has the meaning set forth in the preamble.

"WGI OHIO" has the meaning set forth in the preamble.

"WGI PARTIES" has the meaning set forth in the preamble.

"WILLC" means Washington International LLC, a Delaware limited liability company, which was the subject of a winding up proceeding under English law.

      B. INTERPRETATION. In this Agreement, unless a clear contrary intention appears:

                 (i)   the singular number includes the plural
number and vice versa;

                 (ii) reference to any Person includes such Person's successors and assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

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                 (iii) reference to any gender includes each other gender;

                 (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof; and

                 (v) reference to any applicable law means such applicable law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any applicable law means that provision of such applicable law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.